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Exhibit 1

                 [Letterhead of Jafoni & Collins Incorporated]

CONTACT:
Christopher S. Pascucci                         Robert L. Rinderman
Executive Vice President                        Stewart A. Lewack
 and Chief Executive Officer                    Jaffoni & Collins Incorporated
516/777-8100 x 3253                             212/5053015  or
                                                dcollins@earthlink.net

FOR IMMEDIATE RELEASE

                  OXFORD RESOURCES SHAREHOLDERS APPROVE MERGER
                            WITH BARNETT BANKS, INC.

Melville, NY (March 12, 1997) - Oxford Resources Corp. (Nasdaq: OXFD) reported that its shareholders approved the merger of the Company with Barnett Banks, Inc. (NYSE:BBI) at a special meeting of Oxford shareholders held today.

Under the terms of the agreement, Oxford shareholders will receive 0.9085 shares of Barnett common stock for each share of Oxford common stock. It is anticipated that the merger will close promptly upon the satisfaction of certain closing conditions.

With more than $40 billion in assets, Barnett Banks, Inc. is the leading financial institution in Florida and is ranked in the top 25 in the United States. Barnett provides a complete line of banking and related financial services to consumers and businesses. Barnett currently originates approximately 25% of all automobile loans in Florida, and is ranked among the top ten auto lenders nationally. Barnett makes vehicle loans through


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more than 1,500 automobile dealers in Florida and seven other southern states.
Barnett stock (BBI) is listed on the New York Stock Exchange. Oxford Resources Corp. is a specialized automobile finance company engaged in consumer automobile leasing and lending, servicing the leases and loans that it originates and remarketing the automobiles upon the expiration of the leases. Oxford currently conducts its automobile leasing business in 21 states thorough approximately 1,200 automobile dealers and markets its indirect automobile lending program in 19 states through approximately 1,000 dealers.


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